SUB-ITEM 77D:  Policies with respect to security investments.

On February 28, 2002, the Trust revised the investment policies of certain of its portfolios in order to comply with amended Rule 35d-1 under the Investment Company Act of 1940, as amended. The information required by Sub-Item 77D is incorporated by reference to the Prospectuses and Statement of Additional Information contained in Post-Effective Amendment No. 16 to the Trust's Registration on Form N-1A filed on February 28, 2002.